Exhibit 99.1
S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

S1 CORPORATION
Moderator: Paul Parrish
August 2, 2011
8:30 a.m. ET
Operator:	Good morning. My name is (Aldus) and I will be your conference operator today.

At this time, I would like to welcome everyone to the S1 second quarter 2011 earnings conference call.

Conducting today’s call will be Johann Dreyer, chief executive officer, and Paul Parrish, chief financial officer.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period.

If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

Should anyone need assistance at any time during this conference, please press star then zero, and an operator will come online to assist you.

As a reminder, ladies and gentlemen, this conference is being recorded today, Tuesday, August 2nd, 2011. Thank you.

I would now like to introduce Paul Parrish, CFO.

Mr. Parrish, you may begin your conference.

Paul Parrish:	Thank you, operator, and thanks to everyone joining the call this morning.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Before I hand the call over to Johann for his comments, I’d like to make sure that you have the Q2 2011 earnings calls slides available, since we’ll be referencing them in our remarks today.

Those slides are available in the investor relations section of our website at www.s1.com, under the About S1 tab.

I’d also like to remind you that on today’s call we will be making forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act.

These include statements with respect to any transaction with Fundtech, our financial condition, results of operations, adjusted EBITDA, revenue backlog, prospects and business, as well as other statements that are not historical facts.

These statements are based on our current beliefs as well as our assumptions made using information currently available to us.

Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements.

The risk factors included in our reports filed with the Securities and Exchange Commission provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.

Except as provided by law, we undertake no obligation to update any forward-looking statement.

Now, I will turn the call over to Johann.

Johann Dreyer:	Thank you, Paul, and welcome, everyone, and thank you for joining us here today.

I’m extremely pleased with a very strong quarter, which exceeded street expectations by quite a bit. Revenue and adjusted EBITDA was up

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

significantly year-over-year, also quarter-over-quarter, up significantly. The shift in our business model is now behind us.

We added eight new customers in the quarter, bringing the total of new customers for the year-to-date to 17. And we had very, very good cross sales into our — into our existing customer base.

I would like to talk to the earnings score slides that Paul mentioned.

On slide 2, please note the forward-looking statements. Please also note that we are using non-GAAP measures information in this presentation, such as revenue backlog and sales groupings and the definition for these measures can be found in the appendix.

Starting off on slide 3, the key themes for the second quarter, as you can see from the graphs, very, very strong revenue growth both quarter-over-quarter and year-over-year.

Year-over-year for the total company, we posted revenue growths of 22 percent, and you — if you exclude custom projects from those numbers, the year-over-year growth for the go-forward part of the business represents 32 percent, a very, very solid performance.

On the EBITDA side, we moved EBITDA from second quarter of last year of $3.2 million to $9.3 million this year, very, very strong growth, which represents 190 percent growth in terms of EBITDA.

Now note that the adjusted EBITDA excludes transaction costs related to the Fundtech merger.

As far as bookings are concerned, we continue to be very pleased with our ability to not only cross-sell to existing customers, but to add new customers.

And in this quarter, we added eight new customers. As far as the bookings (trading) six-month bookings goes, an 8 percent increase from 49.9 at the end of June last year, to 54.1 million at the end of June this year.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Revenue backlog increased by 35 percent, from 48.2 million as of June the 30th last year, to 65.3 million end of June this year. We generated very good cash during the quarter, and we ended the quarter with $71.7 million in cash and cash equivalents.

Moving onto guidance, now we started the year with revenue guidance of 225 million to 235 million, and EBITDA of 22 million to 27 million.

We raised these numbers last quarter, and now we are raising it again to revenues of 240 million to 250 million, an EBITDA of 27 million to 31 million.

Moving onto slide 4, the payments segment, as you can see from the graphs, again, very solid revenue growth year-over-year from 12.4 Q2 2010 to 18.2 in the last quarter, which represents revenue growth of 47 percent in the segment.

EBITDA grew from 2.1 million to 4.5 million in the segment, so very, very strong growth in both revenue and adjusted EBITDA.

Sales bookings, slightly up from a year ago, 22.7 versus 22.5, a significant increase in revenue backlog of 62 percent from 30 million a year ago to 21.1 million.

We added three new customers in the segment. We added a top 20 by-membership credit union in the U.S.

We added one of the largest companies in India for their ATM processing operation, and we added a specialty retailer in the U.K. that operates from — with more than 700 — and 700 stores.

So very strong performance in the segment, and I’m very pleased that, at this point, we are through the revenue transition model that we — that we traversed last year, and looking forward to the remainder of the year in the segment.

Moving on to page 5, the large financial segment, again, solid quarter-over-quarter revenue growth and year-over-year revenue growth.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

But most impressively, if we take revenue excluding custom projects, it grew from 15.5 million in Q2 last year to 22.3 million in Q2 this year, representing an increase of 44 percent.

Sales bookings increased by 13 percent from 27.4 to 31.4. Revenue backlog increased by 25 percent from 35.2 to 44.2. We added a top 25 bank in the U.S. to the customer list, and we had extremely strong cross-sales into our existing customer base.

Most notable ones was to a top five bank in the U.S., to the largest bank in Singapore and a very large sale into the largest bank in Malaysia.

Moving onto slide 6, the state of the business of the community financial segment, a solid quarter by the segment, revenue slightly up.

What was more notable in the segment is that this segment generated positive adjusted EBITDA for the third consecutive quarter. We added four new customers in the segment, one branch customer and three new credit union customers.

Another interesting thing here is, as I’ve mentioned before, banks have spent very little money on branch infrastructure and branch software systems over the last several years.

So this represented a nice new customer for us, a first significant branch deal in quite a while, and we view that in a very positive light.

As far as the new platform roll-out is concerned, we now have more than 240 instances that we’ve converted. You might recall, a quarter ago, that number was just over the 200s, so 240 at this point.

The conversions are rolling out according to plan. We are very happy about the way the product is shaping up. We continue to make progress on the migrations. It’s a unique product, and customer and prospect feedback continues to be very positive.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

We still expect additional investment costs in this segment to wind down during 2011 and as we enter 2012.

Moving on to slide 7, what I really want to discuss, the strategic direction of the company.

Let me start off by saying that over the last several years, we took a very challenged business and our employees worked extremely hard to turn it around and built it into a very solid platform.

Now during this time, we have eliminated the 25 percent single-customer dependency we had on State Farm.

In the process, we have increased our revenue from other customers, from 143 million in 2006 to 228 million at the midpoint of our guidance for this year, or a 59 percent increase over the last five years.

We have invested heavily in our product sets, and in the process we rebuilt a number of our product lines. And we now have what must be considered as one of the most compelling if not the most compelling product suite in the industry.

We have increased customer satisfaction tremendously, leading to more cross-sells. We completed our business model transition and now have much greater long-term revenue visibility.

This change had it biggest impact during 2010, and we had an adverse effect on our stock price as a result. This revenue model transition is now behind us.

We have reduced our outstanding stock in this period from over 71 million shares to approximately 54 million shares by using the cash regenerated to buy back stock.

Now I’m a firm believer in building on top of a solid foundation. Over the last 4-1/2 years, we have worked very hard to lay this foundation, and we are now in the fortunate position to be able to build on this hard work.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Over the past few years, we have become increasingly competitive in the marketplace. And as a result, we have increased our market share significantly.

Let me use an example here. Since 2009, we have signed 22 of our most direct competitors’ customers.

And these customers included three of the top 25 banks in the U.S., a payments network in the U.S., a core process in the U.S. that processes payments for more than 390 banks, the largest bank in Singapore, the largest payment card issuer bank in Thailand, the largest payment networks in Colombia, a top three bank in Colombia, three building societies in Australia, two banks in the Philippines and the second largest (inaudible) retailers in the U.K.

If we take these customers and you look at what they’ve contributed to our revenue growth, they have contributed approximately 21.1 million to our revenue growth in 2010.

And these customers have already contributed approximately 16.3 million to our revenue growth in the first half of 2011.

Now a month ago, we announced the merger of S1 and Fundtech. We received very positive feedback from customers and prospects across the world regarding this combination.

Fundtech shares many other strengths of S1 that I mentioned on this slide.

However, the product solutions of the companies, our products and their products, are highly complementary and the combined company will be a formidable player in the transaction banking solution space, a company that I believe has all the potential to become the world leader with its best of breed payments, end-to-end cash management and trade solutions.

Both companies have a very innovative approach to business and technology.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Both companies are highly reputable and have a customer-centric culture and both companies have large customer bases globally that provide significant cross-sell opportunities, specifically if you bear in mind the complementary nature of the product sets.

Now a week ago, we received an unsolicited offer to buy S1. Earlier today, we announced that this offer was rejected by the S1 board.

The board unanimously concluded that pursuing discussions with ACI at this time is not in the best financial or strategic interests of S1 and its stockholders.

By doing so, the board affirmed our commitment to the (inaudible) transaction.

So we believe that continuing to execute on our long-term business plan, which includes our business combination with Fundtech will (inaudible) maximize stockholder value and achieve our strategic goals.

In the meantime, S1’s management team and employees are focused on continuing to provide the highest level of customer service and product innovation in the industry. And we are all excited about the rest of the year and the winning team that our combination with Fundtech will create.

I will now hand the call over to Paul to review our financial results. Paul?

Paul Parrish:	Thanks, Johann.

Now turning to slide nine, our second quarter 2011 revenues increased $11.6 million, or 22 percent, to $63.3 million, as compared to the same period in 2010. Our software licenses revenue increased primarily due to the increase in the number of licenses recognized over the implementation period and increased license sales. Our support and maintenance revenue was primarily impacted by continued growth in Payments and Banking: Large FI segments licensing activity.

Our professional services revenue was primarily impacted by growth of project revenue due to increased bookings, reduced custom project revenue,

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

and 2010 was negatively impacted by increases in size and complexity of certain projects.

State Farm revenue during second quarter 2011 totaled $5.3 million, as compared to $6.8 million during second quarter 2010. State Farm revenue represented 8 percent of our total revenue in Q2 2011 versus 13 percent of our total revenue in Q2 2010. For the six months ended June 30, 2011, State Farm revenue totaled $10.6 million, as compared to $14.7 million for the six months ended June 30, 2010.

For the second half of 2011, we estimate revenue from State Farm to be approximately $3 million in each of the remaining quarters for a total estimated revenue of $16 million to $17 million for the year. Revenue from our other custom project totaled $1.6 million in the second quarter of 2011.

Now turning to slide 10, payment segment revenue increased primarily from software licenses recognized over the implementation period. Support and maintenance revenue reflects the continued growth in software licensing activity. Professional services revenue increased mainly from project growth due to increased bookings, and revenue of professional services projects was negatively impacted in second quarter 2010 as a result of increases in size and complexity of certain projects.

Banking: Large FI segment revenue increased primarily from software licenses due primarily to increased licenses internationally. Professional services revenue increased mainly from project growth due to increased bookings, offset by declines in our custom project professional services revenue. Banking: Community FI segment revenue increased largely to the revenue increase from PM Systems, which was acquired in March 2010.

Turning to slide 11, expenses were primarily impacted by increases in professional services and support personnel to accommodate customer and project growth in payments and Banking: Large FI segments, Q2 2011 transaction-related costs for the Fundtech merger of $1.8 million, higher accruals for variable cash incentives of $2 million, stock-based compensation

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

expense increase of $0.8 million, offset by lower cost in Banking: Community FI segments due to reduced costs related to the new platform.

Now, turning to slide 12, our payments and Banking: Large FI segments operating income was impacted by higher revenue, partially offset by an increase in professional services and support personnel to accommodate customer and project growth, higher variable cash incentives, and transaction-related costs for the Fundtech merger.

Our Banking: Community FI segment operating loss decreased in the second quarter of 2011, as compared to the same period in 2010, mainly due to the growth in PM Systems’ (inaudible) business and reduced costs to the new platform, offset by transaction-related costs for the Fundtech merger.

Turning to slide 13, net income in the second quarter of 2011 was $1.5 million, as compared to net loss of $1.8 million in the second quarter of 2010. Diluted earnings were 3 cents per share in second quarter of 2011 versus diluted losses of 3 cents per share in the same period 2010.

Adjusted EBITDA was $9.3 million in Q2 2011, as compared to $3.2 million in Q2 2010. Adjusted EBITDA excludes stock-based compensation expense and transaction-related costs for the Fundtech merger. We believe that the exclusion of transaction-related costs for the Fundtech merger, which are one-time costs, permits a more effective valuation and comparison of results and performance in relation to our ongoing operations, and we have amended our definition of adjusted EBITDA to exclude these costs.

Our GAAP tax expense in second quarter 2011 was $700,000, as compared to $900,000 in the same period 2010. Our income tax expense is primarily from income tax expense in certain foreign jurisdictions, where we do not have net operating loss carry-forwards to offset income.

At the end of second quarter 2011, S1 has approximately $227 million of domestic NOLs, which are fully reserved. For 2011, we estimate that our effective cash tax rate will be approximately 30 percent, due to the mix of taxable income related to non-U.S. jurisdictions. However, cash taxes for 2011 are estimated to be only in the range of $2 million to $3 million.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

As our bookings related to sales in the U.S. convert to revenue and the costs related to our community financial migrations decline, we expect our U.S. taxable income to grow, thus utilizing our U.S. NOLs and reducing our effective cash rate in future years.

Now turning to slide 14, cash and cash equivalents were $71.7 million at the end of the second quarter of 2011. Cash flows from operating activities were $12.8 million in the second quarter of 2011, compared to $5.2 million in the second quarter of 2010. Capital expenditures were $1.3 million in the second quarter of 2011. For 2011, we would expect capital expenditures to be in the range of $8 million to $9 million.

Now back to you, Jan, for your closing comments.

Johann Dreyer:	Thank you, Paul.

Closing remarks from my side. We are obviously very pleased with the quarter. Both the revenue growth and the EBITDA growth are very, very strong, so very pleased with that. The shift in our business model is now behind us. We look forward to the remainder of the year. We continue to see very good sales opportunities in the marketplace. Not only have we had very good cross-sales, but we continue adding new customers to our portfolio. As I mentioned, this year to date, we’ve added 17 new customers. So we’re taking market share by doing that.

The foundation of the company is sound, providing a platform for growth, and we are very pleased to increase our guidance, as I mentioned, to $240 million to $250 million in revenue and $27 million to $31 million in EBITDA.

And, Operator, at this time, we will open up for questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star, then the number one on your telephone keypad. To withdraw your question, please press the pound key. One moment while we compile the Q&A roster.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Your first question comes from the line of (John Craft).

(John Craft):	Good morning, Johann and Paul.

Johann Dreyer:	Hi, (John). How are you doing?

(John Craft):	Good. Congratulations on your progress here. Folks are obviously taking notice.

Johann Dreyer:	Thank you.

(John Craft):	I guess the first question I had was around your first press release this morning about rejecting the ACIW offer. Has your board sat down with that company?

Johann Dreyer:	(John), you know, the communication that we’ll have out to the industry is what I’ve mentioned on the call and what’s in the press release. We’re not going to go into any further discussion of that. I think the press release was pretty clear, and our communication this morning’s pretty clear.

(John Craft):	OK. Well, under the fundamentals, the — and to specifically the payments business, the backlog was flat year over year. But sequentially, according to our numbers, came down pretty materially. I guess my question is, is that a — is there some seasonality there? Is that just the lumpiness? And then I guess secondarily, would you characterize that backlog as — or what percent would that be international?

Johann Dreyer:	So just remember what I communicated previously. I said, as we transition through the revenue model, an indication that we’ve actually completed our transition would be backlog numbers that gets back into equilibrium. So that’s actually an indication that we’ve to a large extent completed the transition in our revenue model, because basically what happens, if you have a change in the revenue model, you first have a big build-up and then a drawdown as you get back into equilibrium.

(John Craft):	OK, that’s right. And then on the community bank side, you’ve got 240 that have converted. What’s the latest customer count? I’m just trying to get an idea of the percent that’s done.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Johann Dreyer:	You know, you really have to look at this as a percent of revenue. Some of these customers are pretty big, and some of these customers are pretty small. And we’ve stated our target and our plan is to have at least two-thirds of our revenue base converted by the end of this year. And I mentioned that we’re on track to achieve that.

(John Craft):	OK, got you. And then lastly, Paul, you mentioned the State Farm contribution and then the other custom project that was $1.6 million in the quarter. Would you just remind us what’s left on that project?

Paul Parrish:	Yes, that project, on the other custom project, it’s a project we’re completing. It will go into next year to complete. And it’s been running — $1.6 million is a run rate for — look out for the next few quarters as a run rate on that project.

(John Craft):	OK, thanks, guys.

Johann Dreyer:	Thank you.

Operator:	Your next question comes from the line of (George Settin) with (Greg Hollium).

(George Settin):	That was close.

Johann Dreyer:	Hi, (George). How are you doing?

(George Settin):	Very good. So you often, Johann, give us a sense of the pipeline, in terms of how full or how lean that pipeline might be. Could you just give us a sense of where you stand today?

Johann Dreyer:	I would say to the same levels as a quarter ago itself, George. You know, we’ve had a good pipeline — what I call pipeline flow. You know, stuff has to flow into the pipeline and stuff has to flow out of the pipeline to be functioning. And we’ve had very solid pipeline flow over the — you know, several last — last several quarters, and I wouldn’t say that there’s any change to that.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

(George Settin):	We have started to see some banks pull back on their IT budgets for the rest of the year. And, you know, we don’t know for how much longer. That has not ha any impact on your opportunity as you see it?

Johann Dreyer:	I would not say so. You know, as I’ve mentioned before, we are fortunate that our strongest products are in the areas where banks are spending money. You know, we haven’t seen any pullback as such.

You know, I’m not saying that it might not, you know, be there or that it might not come, but we haven’t really experienced that.

(George Settin):	OK. You took some good pains to talk about taking share and competitive gains. And, obviously, that correlated with some of the interest we’ve seen related to potential ownership of the company. I assume your board is willing to look at alternatives as they may arise, given the fact you’ve become, obviously, much more popular in the eyes of competitors and potential buyers. Is that a fair assumption? Or are you trying to close the door completely?

Johann Dreyer:	Look, we have said what we said in the press release, on the call here. We have a very astute board that understands their fiduciary responsibilities, and they will act accordingly. And, you know, we’re not going to say any more than that at this point.

(George Settin):	OK. Thanks, guys.

Johann Dreyer:	OK, thanks, (George).

Operator:	Your next question comes from the line of (Brett Hull with Stefansine).

(Brett Hull):	Good morning.

Johann Dreyer:	Hi, (Brett). How are you doing?

(Brett Hull):	Good, how are you? Just a couple of numbers questions. G&A — by our math, G&A even — I’m assuming all the Fundtech stuff came out of the G&A line, but it was a little bit higher than we expected even ex that. Is there anything going on there or any thoughts about that going forward?

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Paul Parrish:	Our variable cash incentives year over year — last year, remember, we were well below where we thought we would be, so very low cash incentives. And so we’re back accruing, given the strength of our numbers this year.

(Brett Hull):	OK. And is that — is the G&A run rate that we’re seeing now ex any sort of big changes? Will that accrual continue?

Paul Parrish:	Given our indication on our guidance and so forth, we see the current G&A now — the Fundtech costs are in there, as well as stock-based comp is in there, and stock-based comp, as you remember, fluctuates with our share price. So as the share price changes, there will be additional or less cost in there.

(Brett Hull):	But ex those — but the accruals continue based on the guidance, if you guys hit that guidance?

Paul Parrish:	Accruals continue based on our estimation of our annual performance, correct.

(Brett Hull):	OK. That sounds good. OK. And then the other question is, the — can you guys — Johann, I think in the past you’ve given us sort of long-term revenue growth and margin goals of the various segments. Given the strength of several of those segments this quarter and the fact that we’re kind of done earlier than expected with the transition, can you either reiterate those or update those for us?

Johann Dreyer:	What I always said is that a software company needs to target EBITDA margins that approximates 20 percent, if not higher than that. And if you look at the three segments in our business, we’ve always been consistent that in payments, we would be targeting closer to 25 percent in the community financial business. We would be targeting high teens to the 20 percent mark, and in the large financial institution business we would target mid-teens to late teens.

And here I’m talking about the next few years. Obviously, in any software business, you know, the goal is to get north of that 20 percent mark.

(Brett Hull):	And is that regular or pro forma EBITDA, how you guys are defining that?

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Paul Parrish:	That would be our definition of adjusted EBITDA.

Johann Dreyer:	EBITDA, yes.

(Brett Hull):	OK. And then lastly, you know, thoughts on — and I’m not sure if you can talk about this — but you guys are going to have — if the Fundtech deal goes through, you’re going to have a lot of cash left over again. It’s a stock transaction.

You know, are your thoughts on buybacks still that those are valuable, assuming that deal closes?

Johann Dreyer:	(Brett), we’ve always — you know, we’ve had a track record of using our cash, and buybacks was a very big portion of that. You know, so it’s obviously something that will be first and foremost in the mind of the board when we talk about deployment of cash, but we’ll look at all the opportunities at hand when we use our cash. But we will not sit on the cash.

(Brett Hull):	OK, that’s what I needed. Thanks for your time.

Johann Dreyer:	Thank you.

Operator:	And your next question comes from the line of (Wayne Johnson) with Raymond James.

(Wayne Johnson):	Hi, yes, good morning. Could you give us a little bit more color on your impressive list of takeaways you listed earlier? Do you feel, without making this too much of a softball/marketing question, is there a particular architecture, functionality, or pricing range S1 is using for these takeaways? Is there any way to kind of say, you know, there’s three reasons why S1 has been successful in gaining so much market share at the expense of incumbents? You know, what would you say, you know, to that question?

Johann Dreyer:	Right, the first reason there would be that — the whole industry is moving towards payment solutions based on open platforms. And with open, we mean modern technologies, operating systems like UNIX, Windows, and so forth, using database systems, using languages such as Java, opposed to the

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

sort of old, closed-system mainframes or proprietary systems using proprietary languages.

As far as that is concerned, we’re by far the world leader. So we’re the de facto standard, OK, open payment systems in the world today, with more than — with 350 complete installations worldwide.

I would say the reason why customers choose us is definitely not full price. We are definitely not the cheapest in the marketplace. We don’t compete on price. That’s not how we get our business. We get our business predominantly through the reason, the reason that I mentioned, that we’re the de facto leader in terms of open systems worldwide.

Architecture plays a huger role in there. And then the maturity in our platform means that it has a significantly higher feature functionality capability than most of our competitors. Remember, we never had a legacy platform, so all our investment from day one went into a single platform that we built out on modern technology.

So we have the luxury that we’ve spent the last 15 years building out functionality on an open architecture, and therefore, I believe that our competitors in that space is in catch-up mode, opposed to our position. We’re really leading that part of the industry on open platforms.

So I would say market leader in open systems, architecture — architecture is placed very (strongly here), and then, obviously, with that functionality.

(Wayne Johnson):	And just as a quick follow-up, do you feel that there is a particular market vertical where S1 is strongest and has the best opportunity to continue to take share?

Johann Dreyer:	There are a number of market verticals in the space. You know, some we are stronger in than others. You know, when you’re a $240 million company, you can’t be, you know, in every vertical in every country in the world, so you have to choose. But I think the reasons why people are buying across those verticals remain the same. You know, you mentioned the product, and I mentioned our strength and why people would buy our product, but

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

companies also buy from us because of our — the customer-centric nature of our company, the people and how we contact our business and how we contact ourselves when we sell to customers and when we support our customers, and the investment that we did in technology.

If you take (inaudible) go back the last several years, you can look at how much money we invested in building our product. I’m a firm believer that you always stay current with your offering, that you don’t go through, you know, massive new releases with massive changes. I believe you do — you stay current with your product and you provide a smooth, upright path to your customers out there. You know, I would like to think that we run a very customer-centric organization.

(Wayne Johnson):	And last question. Can you just give us an overview on how S1 sees bank IT spending in the second half globally, in the second half of this year, and potentially some color on next?

Johann Dreyer:	You know, obviously, you know, the macroeconomic environment is always an issue and always a concern. Again, you know, our main thrusts in the industry today is around our cash management solution and our card payment solution. That’s where we see the biggest growth opportunities and the biggest revenue spend.

And the drivers behind that exist still today, and we see it continuing to exist over the next year, two years, three years, four years, mostly on the cash management side. That is where banks make their money. And then on the payment side, we do see this replacement cycle still carrying on and with quite a bit of momentum behind it.

So I’m not (abating the facts). IT spending, you know, might be reduced, and there might be some pulling back on that. What I’m saying is we have the product suite that I believe fits the area where banks are still spending.

Now, you know, I cannot see into the future what the macroeconomic environment will do, and so forth. But from our vantage point right now, our business and our pipeline remains very solid.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Operator:	And you’re ready for your next question?

Johann Dreyer:	Yes.

Operator:	Your next question comes from the line of (Mike Latimore) with (Northland Capital).

(Mike Latimore):	Good morning. Hi, Paul and Johann.

Johann Dreyer:	Hi, (Mike). How are you doing?

(Mike Latimore):	Very good, thanks. Just in terms of your comments on the demand patterns. I mean, can you talk a little bit — maybe segment that by region, say, international versus U.S.? Are you seeing any different demand patterns in those two regions, you know, maybe sales cycle, the sales cycles change in one region versus the other?

Johann Dreyer:	You know, not really. Obviously, in Europe, there’s been a slowdown in certain countries. We have — you know, many of those countries, we don’t really have a presence in. In the areas that we operate in, I cannot say that one area is exploding in spending and the other one is, you know, absolutely going the other way. I would say it’s pretty consistent from what we’ve seen in the markets that we operate. Bear in mind, we don’t operate in every single market.

(Mike Latimore):	(inaudible) thanks. And then, how about just in terms of, you know, a lot of discussion around mobile applications or — what kind of demand are you seeing for your mobile applications? And I guess separately, is it pulling through any other of your software suites?

Johann Dreyer:	Our approach to mobile have been to combine it with our other offerings. In other words — you know, and mobile is very, very different from territory to territory. For example, in the developing world, places in Africa, the mobile phone is used much more extensively as a replacement for a — for Internet functionality.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

So, for example, mobile banking in Africa would have a much bigger role than mobile banking in the U.S., if you view the mobile device (PDA’s replacement) of your Internet screen. In the U.S. and in Europe, we see the mobile device as an authentication tool, as an authorization tool. In other words, if you sign on, on Internet banking, do an (inaudible) authentication to the mobile phone, and use the mobile phone as a mechanism for the person to identify themselves. So the world market is very fragmented and different, depending on where you are and what (the needs of the mobile devices).

Now, I have to tell you that, you know, we have — you know, by example, we have a bank in South Africa with more than $1.5 million mobile banking users. Now, that is bigger than most mobile deployments that you will find in the world in the U.S. and in Western Europe. So, you know, obviously, we have a lot of experience in that.

But I would say that most of our mobile sales is ancillary (and cements) our customers in. In other words, this would be a cash management customer (inaudible) and we sell them our mobile product so that people can authorize payments, they can authenticate themselves, they can do, you know, authorize a payment while they’re on the road, you know, those sort of things.

So I would say mobile is a very strong, sticky factor in our customer base, but it’s not necessarily a huge, you know, (money spender) on its own. It’s a channel that’s integrated with our other channels.

(Mike Latimore):	Great, just last question. What’s the latest on — in terms of the employee headcount? And where might that be at year end? Thanks.

Johann Dreyer:	I don’t think we’ve ever disclosed those.

Paul Parrish:	In the 10-K (inaudible) the employee count. Employee count is a function of our demand for our products and our services. And as we have increased revenues, we’ll have headcount approach — you know, in portion to that. But it’s not an unusual lift, because we’ve been able to grow with existing employee base.

(Mike Latimore):	Great. Thanks a lot.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Johann Dreyer:	Thank you.

Operator:	Your next question comes from the line of (Gill Lauria) with (Retza Securities).

(Gill Lauria):	Hi, close enough. Thanks for taking my question. First of all, your bookings in the payments segment, you gave some detail on the geography and the customer. Can you help us in terms of what products are doing particularly well, comprising that nearly $23 million of bookings for the first half of the year?

Johann Dreyer:	You know, if you look at the large bookings that we had in the first half of the year, in this quarter, I mentioned the top 20 (credit union) U.S. That was an (ATM driving) solution for that (credit union) that was a competitive takeaway.

The second item that I mentioned for this quarter in that business was the large Indian company, one of the largest companies in the India. That was to set up an ATM processing business. That was actually a (Greenfields) opportunity. We didn’t replace a competitor there.

And then, in terms of the third one — and it just slipped my mind for a second — let me just go back to — oh, the specialty retailer in the U.K., that’s obviously our retail solution — in the first quarter of this year, we sold to the largest card issuer in Thailand. That was an (ATM driving) and card management solution. And we also signed a top three bank in Colombia that was an (ATM driving) and card management solution.

And the other two that we signed in the first quarter slipped my mind, but it’s mostly (ATM driving), card management, and some retail solutions.

(Gill Lauria):	Got it. And then you’ve had a lot of success with retailers internationally. Do you see an opportunity from the changes that are coming from the Durbin amendment to create new opportunities for selling this type of software to U.S.-based retailers?

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Johann Dreyer:	You know, the biggest effect of those amendments are mostly on the issuing side and the fees and rates. It doesn’t really affect the operations of the retailer, as such.

I would say that the biggest driver for retailers are mostly around security, you know, PCI compliance, new payment tokens, like (EMV tokens), et cetera. So I would say security regulations is a bigger driver for retailers than, you know, the new legislation.

(Gill Lauria):	And finally, given your update from this morning, can you give us the updated timeline that you see for the combination with Fundtech, the upcoming milestones, and your target close date?

Johann Dreyer:	Yes, we’re still targeting Q4 to close that transaction.

(Gill Lauria):	Very good. Thank you.

Johann Dreyer:	Thank you.

Operator:	Your next question comes from the line of (Tony Riner) with (Kentaur Basejow). (Mr. Riner), your line is open.

(Tony Riner):	Oh, hi, guys. Thanks for taking my call. Sorry, I was just in the middle of something. With your increased guidance, is this an indication of where you need a certain price, as far as your vision, as far as (takeout price) or being sold? (You did increase) guidance today. And you rejected an offer at a price that was a high for the company. And I understand you deserve a certain premium, and there’s certain (accretion involved). But (inaudible)

Johann Dreyer:	No, you know, we — we operate this company, and we give guidance on the way that we see this company performing. You know, if you add our first two quarters, you’re already at $14 million in EBITDA. So, clearly, the range that we gave at the beginning of this year and in the subsequent range that we updated to on the prior call was way too low. You know, I mean, our prior range was 24 to 28. We’re already at over 14, at the midway of this year. So, you know, I think that’s an indication that we’re actually outperforming significantly what our first round of guidance was.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

But bear in mind where we came from. A year ago, we had a change in revenue model that created a lot of uncertainty. We had to pool guidance last year. It’s not the type of thing that a CEO likes doing. It’s not good for a company.

And, you know, we didn’t want to be in a position where we overpromised and underdelivered. We wanted to do it the other way around. And we went in with guidance that we felt comfortable of hitting. And as the year progressed and we had more visibility and we saw our revenue model transitioning, we updated that to be reflective of what we expect the business to generate. So this is absolutely based on performance of the company and what we see in our current forecast and pipeline.

(Tony Riner):	OK, I’ll get back in the queue. Thanks very much.

Operator:	OK. Your next question comes from the line of (Michael Solio) with (Sendati).

(Michael Solio):	Hi, guys. Can you hear me?

Johann Dreyer:	Yes, yes, we can.

(Michael Solio):	Hi, thanks for taking my question. Was there any significant — and I know only 30 percent of your sales was international — but was there any significant foreign currency impact on either the sales or the revenue in the quarter?

Paul Parrish:	Our currencies are pretty much naturally hedged due to where we have our costs deployed in the world, that we have some disconnect if currencies in those countries get out of sync. Our revenue for Q2 was positive impacted about $1.2 million; our costs were negative impacted about $1.5 million. So we had a slight negative impact of $300,000, if you look at year over year, based on the currency.

(Michael Solio):	OK. And this is kind of a follow-up question to your comments on moving toward an open system. Would you say that that trend applies to your

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

customers here in the U.S. equivalently as your international, bigger bank customers or some of the newer, larger projects that you’re starting to win?

Johann Dreyer:	Yes, I would say so. I would say so. You know, some countries are a little bit slower to adopt open architectures. And some countries, you know, are maybe a little bit quicker to adopt it. But outside, it’s a worldwide trend.

You know, bear in mind that most of the (banks’ channel) nowadays would be based on open architecture. Your whole Internet banking suite, your whole mobile banking suite, all of that is based on open architecture. But, you know, there was this sort of crazy notion that ATMs needed to be on a different architecture. There’s no real foundation to that.

I would argue that a bank’s Internet banking solution is as important, if not significantly more important than the ATM channel, so why do you need specialized hardware for an ATM channel, whereas, you know, you use modern open architecture for Internet banking? And, you know, so I would say the general trend is towards open architectures.

(Michael Solio):	OK. Any — this is probably a tough question to answer, but any percentages you can give us about how much you think is running on open now versus kind of old-school software?

Johann Dreyer:	Well, you know, there’s still a significant — still a significant — remember, this is not only our competitors. It’s competitors that went out of business, that’s sort of maintained by cottage industries. It’s people that — banks that develop their own systems where those developers are nearing retirement age.

You know, I don’t have an exact percentage for you, but it’s not an insignificant number. I would say the majority of the world top 400 banks are still running on legacy systems.

(Michael Solio):	Very helpful. Thank you for answering my questions.

Johann Dreyer:	Thank you.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Operator:	Your next question comes from the line of (Marjorie Kelner) with Harvest Management.

(Marjorie Kelner):	Good morning. Nice quarter. I did have one more question about the press release this morning. I noticed that you didn’t — which was unusual in these circumstances — you didn’t have anyone say whether it was adequate — whether the bid was adequate or inadequate.

Johann Dreyer:	You know, I’m not going to comment on the press release anymore. That’s our communication. I’ve elaborated on that in the earnings call. And, you know, we are very much committed to the future direction that this board has decided to take.

(Marjorie Kelner):	When do you expect to be coming around for the — to have shareholder — for the shareholder meeting? Do you anticipate having a road show?

Paul Parrish:	Yet to be decided. We’re currently evaluating what needs to be done related to that.

(Marjorie Kelner):	OK. Thank you.

Operator:	And your last question comes from the line of (Drew Digdor) with (Hideman and Company).

(Drew Digdor):	Good morning. Thank you very much. Good quarter. I’m just trying to puzzle through how the offer from ACI is not an interesting offer to start with. It’s a 35 percent premium over where the stock was trading. And as an S1 shareholder, I’m interested in exploring whether that’s their best offer or whether there’s more behind it. And I’m kind of puzzled how you look at the Fundtech merger of equals as something that can sort of compete with that.

And then I guess my last point would be, there’s 53 million shares outstanding, and 41 million shares have traded since the offer was made. So I would imagine it’s going to be very difficult to get that deal through, unless you can sort of explain how that offer — a merger of equals can exceed this premium offer.

S1 CORPORATION
Moderator: Paul Parrish
08-02-11/8:30 a.m. ET
Confirmation # 83523151

Johann Dreyer:	So, again, as I said, you know, the press release is our communication. What we’ve said on this call is our communication. We have a very astute board that has taken significant time to evaluate and make the decision that we all believe is in the best strategic — the best interests of shareholder value creation. And that is all we’re going to say about this at this point.

(Drew Digdor):	I guess my question is, if the shareholders speak at the meeting for Fundtech and turn the deal down, do you take that as an understanding that shareholders want you to open up a process? Or how do you respond if the shareholders vote it down?

Johann Dreyer:	(inaudible) we’re not going to have any further response on it. The necessary information would be (filed in the proxy).

(Drew Digdor):	OK.

Johann Dreyer:	Thank you.

Operator:	And we will turn the call back to Johann Dreyer for any concluding remarks.

Johann Dreyer:	Thank you, Operator.

So in closing, just a quick summary, revenue and adjusted EBITDA was significantly up year over year. The shift in our business model is now behind us. Over the last five years, we have worked very hard to lay a sound foundation. We are now in a strong position to build on top of this foundation. We have very good sales momentum, and we continue to add new high-profile customers every quarter, and we’re taking market share, and we are looking forward to the remainder of this year.

Thank you, everyone. Thank you for joining the call. And goodbye.

Operator:	This concludes today’s S1 second quarter 2011 earnings conference call. You may now disconnect.
END